Exhibit 10.40

GENERAL CONTINUING GUARANTY

February 26, 2007

BFI Business Finance

1655 The Alameda

San Jose, California 95126

To: BFI Business Finance

For good and valuable consideration, and in order to induce BFI Business Finance, a California corporation (“Lender”), to extend and/or continue to extend financial accommodations to Spy Optic, Inc., a California corporation (“Borrower”), pursuant to the terms and conditions of that certain Loan and Security Agreement and/or promissory note (individually and collectively, the “Agreement”), dated February 26, 2007, evidencing and otherwise relating to a loan by Lender to Borrower in the original principal amount of Five Million and 00/100 Dollars ($5,000,000.00) (the “Loan”), or pursuant to any other present or future agreement between Lender and Borrower, and in consideration thereof, and in consideration of any loans, advances, or financial accommodations heretofore or hereafter granted by Lender to or for the account of Borrower, whether pursuant to the Agreement, or otherwise, Orange 21 Inc. , a Delaware corporation (“Guarantor”), whose address is 2070 Las Palmas Drive, Carlsbad, California 92011, hereby, jointly and severally, guarantees, promises and undertakes as follows:

1. Guarantor unconditionally, absolutely and irrevocably guarantees and promises to pay to Lender, or order, on demand, in lawful money of the United States, any and all indebtedness and/or obligations of Borrower to Lender and the payment to Lender of all sums which may be presently due and owing and of all sums which shall in the future become due and owing to Lender from Borrower whether under the Agreement or otherwise. The terms “indebtedness” and “obligations” (hereinafter collectively referred to as the “Obligations”) are used herein in their most comprehensive sense and include, without limitation, the Loan and any and all advances, debts, obligations, and liabilities of Borrower, heretofore, now, or hereafter made, incurred, or created, whether voluntarily or involuntarily, and however arising, including, without limitation, (a) indebtedness owing by Borrower to third parties who have granted Lender a security interest in the accounts, chattel paper and/or general intangibles of said third party; (b) any and all attorneys’ fees, expenses, costs, premiums, charges and/or interest owed by Borrower to Lender, whether under the Agreement, or otherwise, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether Borrower may be liable individually or jointly with others, whether recovery upon such indebtedness may be or hereafter becomes barred by any statute of limitations or whether such indebtedness may be or hereafter becomes otherwise unenforceable, and includes Borrower’s prompt, full and faithful performance, observance and discharge or each and every term, condition, agreement, representation, warranty undertaking and provision to be performed by Borrower under the Agreement; (c) any and all obligations or liabilities of Borrower to Lender arising out of any other agreement by Borrower including without limitation any agreement to indemnify Lender for environmental liability or to clean up hazardous waste; (d) any and all indebtedness, obligations or liabilities for which Borrower would otherwise be liable to Lender were it not for the invalidity, irregularity or unenforceability of them by reason of any bankruptcy, insolvency or other law or order of any kind, including from and after the filing by or against Borrower of a bankruptcy petition, whether an involuntary or voluntary bankruptcy case, and all attorneys’ fees related thereto; and (e) any and all amendments, modifications, renewals and/or extensions of any of the above, including without limit amendments, modifications, renewals and/or extensions which are evidenced by new or additional instruments, documents or agreements.

2. This General Continuing Guaranty (this “Guaranty”) is a continuing guaranty that shall remain effective during the term of the Agreement and relates to any Obligations, including those which arise under successive transactions which shall either continue the Obligations from time to time or renew them after they have been satisfied until this Guaranty has been expressly terminated. Any such termination (a) shall be applicable only with respect to Obligations incurred at least thirty (30) days after written notice to Lender specifying such termination, (b) shall be effective only with respect to transactions having their inception after the effective date of termination, and (c) shall not affect the Loan or any rights or obligations arising out of transactions having their inception prior to such date. No termination shall be effective until such time as Lender is no longer committed or otherwise obligated to make the Loan or any other loans or advances, or to grant any credit whatsoever to Borrower. In the absence of any termination of this Guaranty, Guarantor agrees that nothing shall discharge or satisfy its obligations created hereunder except for the full payment and performance of the Obligations with interest.

3. Guarantor agrees that it is directly and primarily liable to Lender, that the obligations hereunder are independent of the obligations of Borrower, and that a separate action or actions may be brought and prosecuted against Guarantor irrespective of whether Borrower is joined in any such action or actions. Guarantor agrees that any releases which may be given by Lender to Borrower or any other guarantor or endorser shall not release it from this Guaranty.

4. In the event that any bankruptcy, insolvency, receivership or similar proceeding is instituted by or against Guarantor and/or Borrower or in the event that either Guarantor or Borrower become insolvent, make an assignment for the benefit of creditors, or attempt to effect a composition with creditors, or if there be any default under the Agreement (whether declared or not), then, at Lender’s election, without notice or demand, the obligations of Guarantor created hereunder shall become due, payable and enforceable against Guarantor whether or not the Obligations are then due and payable.

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5. Guarantor agrees to indemnify Lender and hold Lender harmless against all obligations, demands, and liabilities, by whomsoever asserted and against all losses in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential to transactions with Borrower whether under the Agreement, or otherwise, and also agrees that this Guaranty shall not be impaired by any modification, supplement, extension, or amendment of any contract or agreement to which Lender and Borrower may hereafter agree, nor by any modification, release, or other alteration of any of the Obligations hereby guaranteed or of any security therefor, nor by any agreements or arrangements whatsoever with Borrower or anyone else.

6. Guarantor hereby authorizes Lender, without notice or demand and without affecting its liability hereunder, from time to time to: (a) renew, compromise, extend, accelerate, or otherwise change the interest rate, time for payment, or the other terms of any of the Obligations guaranteed hereby, and exchange, enforce, waive, and release any security therefor; (b) apply such security and direct the order or manner of sale thereof as Lender in its discretion may determine; (c) release or substitute any one or more endorser(s) or guarantor(s); and (d) assign, without notice, this Guaranty in whole or in part and/or Lender’s rights hereunder to anyone at any time. Guarantor agrees that Lender may do any or all of the foregoing in such manner, upon such terms, and at such times as Lender, in its discretion, deems advisable, without, in any way or respect, impairing, affecting, reducing or releasing Guarantor from its undertakings hereunder and Guarantor hereby consents to each and all of the foregoing acts, events and/or occurrences.

7. Guarantor hereby waives any right to assert against Lender as a defense, counterclaim, set-off on crossclaim, any defense (legal or equitable), set-off, counterclaim, and/or claim which Guarantor may now or at any time hereafter have against Borrower and/or any other party liable to Lender in any way or manner.

8. Guarantor hereby waives all defenses, counterclaims and/off-sets of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity and/or enforceability of the Agreement, or any security interest.

9. Guarantor hereby waives any defense arising by reason of any claim or defense based upon an election of remedies by Lender, which, in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Borrower for reimbursement, and/or any rights of Guarantor to proceed against Borrower or against any other person or security, including, but not limited to, any defense based upon an election of remedies by Lender under the provisions of Section 580d of the California Code of Civil Procedure, and/or any similar law of California or of any other State or of the United States. Guarantor waives all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, notices of default, notices of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional indebtedness, and all other notices or formalities to which Guarantor may be entitled. Guarantor waives any right to a jury trial in any action hereunder or arising out of Lender’s transactions with Borrower. Guarantor also hereby waives any right of subrogation it may have or assert, or any other right of reimbursement from Borrower or any other party, unless Lender expressly consents to Guarantor’s assertion of such rights. Without limiting the foregoing, Guarantor expressly waives all benefits which might otherwise be available to Guarantor under California Civil Code Sections 2809, 2810, 2815, 2819, 2822, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect deemed applicable to this Guaranty and its enforcement.

10. Guarantor waives all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, notices of default, notices of intent to accelerate or demand payment of any kind, diligence in collecting any Obligations, notices of acceptance of this Guaranty, notices of the existence, creation, or incurring of new or additional indebtedness, notices respecting the terms, time and place of any public or private sale of personal property security held from Borrower or any other person, and all other notices or formalities to which Guarantor may be entitled. Each Guarantor hereby waives any claim, right or remedy now existing or hereafter acquired against the Borrower, which claims arise from the performance of such Guarantor’s obligations under the respective guaranties, including without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification or participation in any claim, right or remedy against Borrower for any security which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. Lender may modify the terms of any Obligations, compromise, extend, increase, accelerate, renew or forbear to enforce payment of any or all Obligations, or permit Borrower to incur additional Obligations, all without notice to Guarantor and without affecting in any manner the unconditional obligation of Guarantor under this Guaranty. Guarantor further waives any and all other notices to which Guarantor might otherwise be entitled. Guarantor acknowledges and agrees that the liabilities created by this Guaranty are direct and are not conditioned upon pursuit by Lender of any remedy Lender may have against Borrower or any other person or any security. No invalidity, irregularity or unenforceability of any part or all of the Obligations or any documents evidencing the same, by reason of any bankruptcy, insolvency or other law or order of any kind or for any other reason, and no defense or setoff available at any time to Borrower, shall impair, affect or be a defense or setoff to the obligations of Guarantor under this Guaranty.

11. Any and all present and future debts and obligations of Borrower to Guarantor are hereby postponed in favor of and subordinated to the full payment and performance of all present and future debts and obligations of Borrower to Lender. All monies or other property of Guarantor at any time in Lender’s possession may be held by Lender as security for any and all obligations of Guarantor to Lender no matter how or when arising, whether absolute or contingent, whether due or to become due, and whether under this Guaranty or otherwise. Guarantor also agrees that Lender’s books and records showing the account between Lender and Borrower shall be admissible in any action or proceeding and shall be binding upon Guarantor for the purpose of establishing the terms set forth therein and shall constitute prima facie proof thereof.

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12. Based solely on its own independent investigation and not upon any information provided by Lender, Guarantor acknowledges that it is presently informed of the financial condition of Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will continue to keep itself informed of Borrower’s financial condition and of all other circumstances which bear upon the risk of nonpayment. Absent a written request for such information by Guarantor to Lender, Guarantor hereby waives its rights, if any, to require the disclosure of, and Lender is relieved of any obligation or duty to disclose to Guarantor, any information which Lender may now or hereafter acquire concerning such condition or circumstances. Guarantor agrees that it is not relying upon nor expecting Lender to disclose to Guarantor any fact now or later known by Lender, whether relating to the operations or condition of Borrower, the existence, liabilities or financial condition of any co-guarantor of the Obligations, the occurrence of any default with respect to the Obligations, or otherwise, notwithstanding any effect these facts may have upon Guarantor’s risk under this Guaranty or Guarantor’s rights against Borrower. Guarantor knowingly accepts the full range of risk encompassed in this Guaranty, which risk includes without limit the possibility that Borrower may incur Obligations to Lender after the financial condition of Borrower, or its ability to pay its debts as they mature, has deteriorated.

13. Notwithstanding any prior revocation, termination, surrender or discharge of this Guaranty (or of any lien, pledge or security interest securing this Guaranty) in whole or part, and of all liens, pledges and security interests securing this Guaranty, this Guaranty shall continue in full force and effect until Borrower’s Obligations are fully paid, performed and discharged and Lender gives Guarantor written notice of that fact. Borrower’s Obligations shall not be considered fully paid, performed and discharged unless and until all payments by Borrower to Lender are no longer subject to any right on the part of any person whomsoever including but not limited to Borrower, Borrower as a debtor-in-possession, and/or any trustee or receiver in bankruptcy, to set aside such payments or seek to recoup the amount of such payments, or any part thereof. In the event that any such payments by Borrower to Lender are set aside after the making thereof, in whole or in part, or settled without litigation, to the extent of such settlement, all of which is within Lender’s discretion, Guarantor shall be liable for the full amount Lender is required to repay plus costs, interest, attorneys’ fees and any and all expenses which Lender paid or incurred in connection therewith. The foregoing shall include, by way of example and not by way of limitation, all rights to recover preferences voidable under the United States Bankruptcy Code and any liability imposed, or sought to be imposed, against Lender relating to the environmental condition of, or the presence of hazardous or toxic substances on, in or about, any property given as collateral to Lender by Borrower. For purposes of this Guaranty, “environmental condition” includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface and the air; and “hazardous or toxic substances” shall include all substances now or subsequently determined by any federal, state or local authority to be hazardous or toxic, or otherwise regulated by any of these authorities.

14. This Guaranty shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of Lender’s successors and assigns. If Guarantor is a natural person, the death of Guarantor shall not terminate this Guaranty. If Guarantor is a partnership or an unincorporated association, Guarantor’s rights and liability shall not be affected by any changes in the name of the entity or its membership.

15. All notices, demands and other communications which Guarantor or Lender may desire, or may be required, to give to the other shall be in writing and shall be sent via registered or certified mail, nationally recognized overnight courier, or personally delivered and shall be addressed to the party at the addresses set forth in the preamble of this Guaranty. Any such notice, demand or communication shall be deemed given when received if personally delivered or sent by overnight courier, or deposited in the United States mail, postage prepaid, if sent by registered or certified mail. The address of either Guarantor or Lender may be changed by notice given in accordance with this paragraph.

16. This is an integrated agreement and is the sole and final agreement with respect to the subject matter hereof, and supersedes all prior negotiations and agreements. No modification of this Guaranty shall be effective for any purpose unless it is in writing and executed by an officer of Lender authorized to do so.

17. Guarantor agrees to pay all attorneys’ fees and all other costs and out-of-pocket expenses which may be incurred by Lender in the enforcement of this Guaranty or in any way arising out of, following, or consequential to the enforcement of Borrower’s Obligations, whether under this Guaranty, the Agreement, or otherwise, including without limitation the prosecution or defense of (a) motions or actions for relief from any stay under the Bankruptcy Code, (b) motions to deny dischargeability of any debt under the Bankruptcy Code, (c) motions to grant or deny use of cash collateral or extend financing, (d) motions to challenge or assert preference liability motions or fraudulent transfer liability motions, and (e) all other motions brought by Borrower, Guarantor, Lender or third parties in any way relating to Lender’s rights with respect to such Borrower, Guarantor, or third party and/or affecting any collateral securing any obligation owed to Lender by Borrower, Guarantor, or any third party, or probate proceedings.

18. In all cases where the word “Guarantor” is used in this Guaranty, it shall mean and apply equally to each of and all of the individuals and/or entities which have executed this Guaranty. If any Obligation is guaranteed by two or more guarantors, the obligation of Guarantor shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced at the option of Lender against each severally, any two or more jointly, or some severally and some jointly. The term “Borrower” includes any debtor-in-possession or trustee in bankruptcy which succeeds to the interests of Borrower.

19. All acts and transactions hereunder and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without regard to choice of law principles.

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GUARANTOR ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, GUARANTOR AND LENDER KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS GUARANTY OR THE OBLIGATIONS.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

GUARANTOR ACKNOWLEDGES THAT GUARANTOR HAS HAD THE OPPORTUNITY TO READ AND REVIEW WITH GUARANTOR’S COUNSEL THIS GUARANTY AND GUARANTOR ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE MEANING AND EFFECT OF THIS DOCUMENT BEFORE SIGNING IT.

This Guaranty is subject to the terms and conditions set forth in Addendum A attached hereto and made a part hereof.

IN WITNESS WHEREOF, the undersigned has/have executed this Guaranty as of the date set forth above.

Orange 21 Inc.

By:	/s/ Mark Simo
Mark Simo
Title:	Chief Executive Officer

Addendum A to General Continuing Guaranty

Pursuant to this Addendum A to General Continuing Guaranty (this “Addendum”), the foregoing General Continuing Guaranty (the “Guaranty”) by and between BFI Business Finance (“Lender”) and Orange 21 Inc. (“Guarantor”) is hereby amended and/or supplemented by the following terms and conditions, which are incorporated by this reference in the Guaranty, as the following additional sections of the Guaranty:

20. Section 4 is hereby deleted and replaced with the following Section 4:

“If any of the following shall occur, then, at Lender’s election, promptly after Lender has made the determination that it intends to exercise its rights and remedies against Guarantor, the obligations of Guarantor created hereunder shall become due, payable and enforceable against Guarantor whether or not the Obligations are then due and payable:

(a) In the event that (i) any bankruptcy, insolvency, receivership or similar proceeding is instituted by or against Guarantor and/or Borrower; or(ii) Guarantor and/or Borrower makes an assignment for the benefit of creditors, or attempts to effect a composition with creditors, without such proceeding being dismissed in sixty (60) days; provided, however, that Lender may take such immediate actions permitted under the law that Lender believes are required under the circumstances to prevent or avoid prejudice to Lender, including but not limited to seeking court orders granting relief from the automatic stay or prohibiting the use of cash collateral, and Lender shall not be required to continue to made advances under the Agreement absent a stipulation on terms and conditions satisfactory to Lender and approved by the bankruptcy court;

(b) in the event that either Guarantor or Borrower become insolvent; or

(c) if there shall be a Material Event of Default under the Agreement, as such term is defined in the Agreement.

21. .Section 13.1 shall be deleted in its entirety and replaced with the following provision:

“Notwithstanding any prior revocation, termination, surrender or discharge of this Guaranty (or of any lien, pledge or security interest securing this Guaranty) in whole or part, and of all liens, pledges and security interests securing this Guaranty, this Guaranty shall continue in full force and effect until Borrower’s Obligations are fully paid, performed and discharged. Borrower’s Obligations shall not be considered fully paid, performed and discharged unless and until all payments by Borrower to Lender are no longer subject to any right on the part of any person whomsoever including but not limited to Borrower, Borrower as a debtor-in-possession, and/or any trustee or receiver in bankruptcy, to set aside such payments or seek to recoup the amount of such payments, or any part thereof. In the event that any such payments by Borrower to Lender are set aside after the making thereof, in whole or in part, or settled without litigation, to the extent of such settlement, all of which is within Lender’s discretion, Guarantor shall be liable for the full amount Lender is required to repay plus costs, interest, attorneys’ fees and any and all expenses which Lender paid or incurred in connection therewith. The foregoing shall include, by way of example and not by way of limitation, all rights to recover preferences voidable under the United States Bankruptcy Code and any liability imposed, or sought to be imposed, against Lender relating to the environmental condition of, or the presence of hazardous or toxic substances on, in or about, any property given as collateral to Lender by Borrower. For purposes of this Guaranty, “environmental condition” includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface and the air; and “hazardous or toxic substances” shall include all substances now or subsequently determined by any federal, state or local authority to be hazardous or toxic, or otherwise regulated by any of these authorities.”

22. Within thirty (30) days of the Closing Date as defined in the Agreement, Guarantor and Lender shall have entered into a Security Agreement (All Assets) in form and content reasonably satisfactory to Lender (the “Guaranty Security Agreement”). The Guaranty Security Agreement shall provide that the Guaranty shall be secured by all personal property assets of Guarantor; provided, however, that the Guaranty shall not be secured by the stock of LEM S.r.l., Spy Optic, S.r.l., or Spy Optic, Inc. or any other shares of stock that Guarantor may own in the future (collectively, the “Stock”).

23. Guarantor shall not assign, transfer, encumber or convey any interest to any third party in the Shares.

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